EXHIBIT 10.15

AWARD AGREEMENT AND STOCK POWER

Under the

Deltic Timber Corporation

2002 Stock Incentive Plan

RESTRICTED STOCK

Company:	Deltic Timber Corporation 210 East Elm Street El Dorado, Arkansas 71730

Participant:	_____________________
_____________________
_____________________

Grant Date:	_____________________

Award:	The Award of Restricted Stock granted pursuant to this Award Agreement

Restricted Stock:	Shares of Corporation’s Common Stock subject to the Restrictions set forth in this Award Agreement

Plan:	Deltic Timber Corporation 2002 Stock Incentive Plan

Restriction Period:	The four-year period ending on the fourth anniversary of the Grant Date, or at such earlier date as specified in Exhibit 1 to this Award Agreement.

AGREEMENT

Company and Participant agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined in this Award Agreement have the meanings given them in Section 7 of Exhibit 1 to this Award Agreement, which is incorporated herein.

2. Grant of Restricted Stock. Subject to the terms and conditions of the Plan and this Award Agreement, including Exhibit 1, effective as of the Grant Date set forth above, Company grants to Participant an Award for the number of shares of Restricted Stock specified above.

3. Restrictions. Participant acknowledges that the Restricted Stock is subject to the Restrictions and all the terms and conditions set forth in this Award Agreement.

4. Federal Tax Elections. Participant agrees to notify Company promptly if Participant makes an election under Code Section 83(b) with respect to the Restricted Stock.

5. Certificate. Participant agrees that the Certificate for the Restricted Stock, together with an executed counterpart of this Award Agreement and Stock Power, will be held by Company until the expiration of the Restriction Period with respect to this Award.

STOCK POWER

Effective as of the Grant Date, Participant assigns and transfers to Company the shares of Restricted Stock evidenced by the Certificate and appoints Computershare Investor Services as attorney-in-fact to transfer the stock on the books of the Company, with full power of substitution. Although Participant is the owner of the Restricted Stock, Company will hold the Certificate and this Stock Power during the Restriction Period described in the Award Agreement. Upon expiration of the Restriction Period, Company will return this Stock Power to Participant, together with a new, unrestricted, certificate for the Restricted Stock.

Company:	DELTIC TIMBER CORPORATION

By
Its

Participant:

EXHIBIT 1

To

Award Agreement and Stock Power for

Restricted Stock

This Award Agreement evidences the grant of an Award for shares of Restricted Stock to Participant under the Plan.

Capitalized terms are defined in Section 7 of this Exhibit 1.

1. Shares of Restricted Stock; Adjustment

In the event of a declaration of a stock dividend or a stock split (whether effected as a dividend or otherwise) by the Company where the record date for such dividend or stock split is after the Grant Date, the number of shares of Restricted Stock automatically will be adjusted proportionately to reflect the effect of such dividend or stock split. The number of shares of Restricted Stock will not be adjusted to reflect cash dividends paid with respect to Company’s common stock during the Restriction Period.

2. Terms of Award

This Award is subject to all the provisions of the Plan and to the following terms and conditions:

2.1 Restricted Stock. Subject to the Restrictions set forth in this Section, the Company has granted the Restricted Stock to Participant as of the Grant Date as set forth on the Award Agreement and Stock Power.

2.1.1 Restrictions During Restriction Period. During the Restriction Period:

(a) Nontransferable. Participant may not sell, assign, pledge, or otherwise transfer or encumber the Award or the Restricted Stock subject to the Award. Neither this Award nor the shares of Restricted Stock is transferable other than by will or the laws of descent and distribution. No assignment or transfer of the Award or the Restricted Stock in violation of the foregoing restriction, whether voluntary, involuntary or by operation of law or otherwise, except by will or the laws of descent and distribution, will vest in the assignee or transferee any interest or right whatsoever, but immediately upon any attempt to assign or transfer the Award or the Restricted Stock, the Award will terminate and be of no force or effect. Whenever the word “Participant” is used in any provision of this Award Agreement under circumstances where the provision should logically be construed to apply to the executor, administrator, or the person or persons to whom this Award or the Restricted Stock may be transferred by will or by the laws of descent and distribution, it will be deemed to include such person or persons.

(b) Forfeiture. Subject to Section 2.3 hereof and unless the Participant has an employment agreement to the contrary, in the event Participant ceases to be an Employee of an Employer prior to the expiration of the Restriction Period, Participant will immediately and automatically forfeit all shares of Restricted Stock subject to the Award, the Restricted Stock will automatically revert to the Company, and Participant will cease to have any rights as a stockholder with respect to such Restricted Stock.

2.1.2 Rights During Restriction Period. During the Restriction Period, Participant will have (except as expressly provided in Section 2.1.1) all the rights of a stockholder with respect to the Restricted Stock, including without limitation the right to exercise all voting rights with respect to the Restricted Stock and the right to receive cash dividends with respect to the Restricted Stock. Stock dividends issued with respect to Restricted Stock will be treated as additional shares of Restricted Stock covered by the Award and will be subject to the same Restrictions.

2.1.3 Stock Certificates. Certificates for shares of Restricted Stock subject to this Award Agreement will be issued in Participant’s name and held by the Company, together with an executed counterpart of the Award Agreement and Stock Power, until the Restrictions lapse at the expiration of the Restriction Period or until the Restricted Stock is forfeited as provided in Section 2.1.1(b). During the Restriction Period, each certificate for shares of Restricted Stock will bear a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS, INCLUDING POTENTIAL FORFEITURE, AND ARE ISSUED PURSUANT TO THE DELTIC TIMBER CORPORATION 2002 STOCK INCENTIVE PLAN, AND SHALL NOT BE ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF BY THE NAMED HOLDER, WHETHER BY OPERATION OF LAW OR OTHERWISE, PRIOR TO REMOVAL OF APPLICABLE RESTRICTIONS BY THE ISSUER HEREOF.

Certificates for shares of Restricted Stock may also bear any other restrictive legends required by law or any other agreement.

2.2 Settlement of Award.

2.2.1 General. Upon the Vesting of shares of Restricted Stock under this Award due to expiration of the Restriction Period, this Award will be settled on a settlement date as soon as practicable after the end of the Restriction Period by the delivery to Participant of a new stock certificate for the Vested shares of stock subject to the Award issued in Participant’s name, without the legend described in Section 2.1.3, together with the Restricted Stock Award Agreement and Stock Power previously held by the Company.

2.2.2 Lapse of Restrictions. Upon settlement of the Award pursuant to Section 2.2.1, the stock subject to the Award will no longer be subject to the Restrictions.

2.3 Employment Requirement; Accelerated Vesting.

2.3.1 General. Except as otherwise expressly provided in Sections 2.3.2, 2.3.3 or 2.3.4, if Participant ceases to be an Employee for any reason prior to the end of the Restriction Period, this Award will be canceled and Participant will forfeit the Restricted Stock as provided in Section 2.1.1(b) and this Award will be cancelled and Participant will not receive any other payment with respect to this Award.

2.3.2 Death or Disability. In the event Participant dies or terminates Employment by reason of Disability prior to the end of the Restriction Period, the Award and the Restricted Stock will be reduced to an amount reflecting the number of months from the Grant Date to the date of death or disability over 48, and will vest on such prorated basis at the end of the Restriction Period.

2.3.3 Retirement. In the event Participant elects to retire at normal retirement time and such termination of employment is prior to the end of the Restriction Period, the Restricted Stock will be reduced to an amount reflecting the number of months from the Grant Date to the date of retirement over 48, and will vest on such prorated basis at the end of the Restriction Period.

2.3.4 Change in Control. Upon the occurrence of a Change in Control prior to the end of the Restriction Period, the Award and the Restricted Stock will automatically become 100% vested as of the Change in Control.

2.4 Reimbursement. If or to the extent the accelerated Vesting of the Award in connection with a Change in Control pursuant to Section 2.3.4 results in an “excess parachute payment” within the meaning of Section 280G of the Code, the Company will reimburse Participant, on an after-tax basis, for any excise tax imposed by Section 4999(a) of the Code that is directly attributable to such accelerated delivery.

2.5 Tax Gross Up. Upon vesting of an Award, the Company will pay to Participant an amount up to 50 percent of the value of the Award at vesting to be applied on Participant’s behalf to federal and state income taxes and payroll taxes.

2.6 Other Documents. Participant will be required to furnish the Company such other documents or representations as the Company may require to assure compliance with applicable laws and regulations as a condition of the Company’s obligation to settle this Award.

Taxes; Tax Election

3.1 Withholding Taxes.

3.1.1 General. Notwithstanding Section 2.5 above, Participant acknowledges that Participant is responsible for payment of all federal, state, and local withholding taxes and Participant’s portion of all applicable payroll taxes imposed in connection with (i) the grant of the Award and the Restricted Stock, (ii) the vesting of the Restricted Stock, (iii) an election by Participant under Code Section 83(b) with respect to this Award, and/or (iv) payment by Company of dividends with respect to the Restricted Stock during the Restriction Period (collectively, the “Applicable Taxes”). Company’s obligation to issue unrestricted stock in settlement of the Award is expressly conditioned on Participant’s making arrangements satisfactory to Company, in its sole and absolute discretion, for the payment of all Applicable Taxes.

3.1.2 Method of Payment. Participant may pay to Company (in cash or by check) an amount equal to the Applicable Taxes. In the event that Participant does not submit payment of the entire amount of Applicable Taxes, Participant expressly authorizes Company, in its sole and absolute discretion, (a) to withhold all or a portion of the remaining balance of the Applicable Taxes from other amounts payable in cash (as compensation or otherwise) by Company or any Employer to Participant, and/or (b) to withhold a number of unrestricted shares (thus reducing the number of unrestricted shares to be issued to Participant) having a fair market value (as of the date the Award is settled) equal to the remaining balance of the Applicable Taxes.

3.2 Effect of Tax Election. In the event Participant makes a timely election under Code Section 83(b) with respect to this Award, the Restricted Stock will be deemed (for income tax purposes) to be transferred to Participant effective as of the Grant Date (and any obligation for withholding tax liability imposed by subsequent changes in tax laws would be due as of the Grant Date). However, such an election will not effect the Restrictions or terminate the Restriction Period for the Award.

4. Conditions Precedent

The Company will use its best efforts to obtain approval of the Plan and this Award by any sate or federal agency or authority that the Company determines has jurisdiction. If the Company determines that any required approval cannot be obtained, this Award will terminate on notice to Participant to that effect. Without limiting the foregoing, the Company will not be required to issue any certificates for Restricted Stock, or any portion thereof, until it has taken all action required to comply with all applicable federal and state securities laws.

5. Successorship

Subject to restrictions on transferability set forth in Section 2.1.1(a) and 2.6, this Award Agreement will be binding upon and benefit the parties, their successors and assigns.

6. Notices

Any notices under this Award Agreement must be in writing and will be effective when actually delivered personally or, if mailed, when deposited as registered or certified mail directed to the address of the Company’s Secretary or to such other address as a party may certify by notice to the other party.

7. Defined Terms

When used in this Award Agreement, the following terms have the meaning specified below:

Change in Control of the Company shall have the same meaning as set forth in the Plan, which definition is incorporated herein by reference.

Committee means the Executive Compensation Committee of the Board of Directors of the Company.

Disability means the condition of being permanently unable to perform Participant’s duties for an Employer by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least 12 months.

Employee and Employment both refer to service by Participant as a full-time or part-time employee of an Employer, and include periods of illness or other leaves of absence authorized by an Employer. A transfer of Participant’s Employment from one Employer to another will not be treated as a termination of Employment.

Employer means the Company or a Subsidiary of the Company.

Grant Date shall mean the date of the Committee’s award as set forth in the Award Agreement and Stock Power.

Restricted Stock means the number of shares of Restricted Stock issuable to Participant pursuant to this Award as specified on the cover sheet to this Award Agreement.

Restriction Period means the period commencing on the Grant Date for the Award and ending on the first to occur of:

(a)	The expiration of the period specified on the cover page to this Award Agreement;

(b)	A Change in Control of the Company

Restrictions mean the provisions of Section 2.1 that govern the forfeiture of the Award and the shares of Restricted Stock during the Restriction Period.

Termination Date means the date Participant ceases to be an Employee.

Vest or Vesting means, with respect to this Award, the time when the Participant’s Restricted Stock is no longer subject to forfeiture under Section 2.1.1(b).

Voting Securities means the Company’s issued and outstanding securities ordinarily having the right to vote at elections of directors.

Capitalized terms not otherwise defined in this Award Agreement have the meanings given them in the Plan.

8. Except for action adverse to Participant’s economic interest, the Committee may in its discretion at any time modify, amend, or suspend their Award Agreement and Stock Power or any part hereof.